Exhibit 10

CROWN HOLDINGS, INC.
STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

        Pursuant to the power reserved to it in Article 8 of the Crown Holdings, Inc. Stock Compensation Plan for Non-Employee Directors (“Plan”), the Board of Directors of Crown Holdings, Inc. hereby amends the Plan, subject to shareholder approval, effective April 1, 2005, as follows:

1.	Section 2.3 is hereby amended in its entirety to read as follows:

“2.3 ‘Annual Stock Award’ means the aggregate amount of unrestricted Common Stock each Non-Employee Director is entitled to receive for a calendar year under the Plan. The Annual Stock Award may be valued at up to $100,000 annually ($25,000 per quarter).”

2.	Section 3.1 is hereby amended in its entirety to read as follows:

“3.1 The Plan shall be effective on the date of adoption by the shareholders of the Company (the “Effective Date”). The Plan shall remain effective until terminated by the Board in its sole discretion or until all Common Stock authorized for award under the Plan has been granted, whichever occurs earlier.”

3.	Section 5.1 is hereby amended by adding the following sentence to the end thereof:

“Subject to adjustment as provided in Section 7.1, the total number of shares of Common Stock available or Annual Stock Awards granted on or after April 1, 2005 shall be 500,000 shares.”

4.	A new Section 5.2 is hereby added to the Plan to read as follows:

“5.2 On an annual basis, the Board, in its sole discretion, shall determine the amount of the Annual Stock Award (which shall be the same for all Non-Employee Directors).”

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To record the adoption of this Amendment to the Plan, Crown Holdings, Inc. has authorized its officers to affix its corporate name effective as of April 1, 2005.

CROWN HOLDINGS, INC.

Attest: ______________________	By: ______________________________
Title: